UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Creative Learning Corporation

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CREATIVE LEARNING CORPORATION
701 Market Street, Suite 113
St. Augustine, FL 32095

January 9, 2017

Dear Stockholder:

On December 9, 2016, Brian Pappas, through his controlled company, FranVentures, LLC (“FranVentures”), commenced a process to remove, without cause, the current members of the Board of Directors (the “Board”) of Creative Learning Corporation (the “Company” or “CLC”) and to replace them with three individuals hand-picked by Mr. Pappas.  As a result, you may have received, or may receive in the future, consent solicitation materials from FranVentures and/or Mr. Pappas seeking your written consent to remove our current Board members and elect Mr. Pappas’ candidates to the Board.  In short, Mr. Pappas seeks to gain control of the Company through his consent solicitation, even though neither Mr. Pappas nor his director candidates have specified any concrete path to build the value of your investment in the Company.

As you know, Mr. Pappas previously was CLC’s Chief Executive Officer and Chairman of the Board.  He is now in the process of soliciting your written consents to attempt to regain control of the Company, from which he was terminated and by which he is currently being sued in connection with allegations of fraud, self-dealing and breach of fiduciary duty.

In July 2015, Mr. Pappas’ fellow Board members terminated Mr. Pappas from his position as the Company’s Chief Executive Officer, Mr. Pappas’ employment was thereafter terminated by the Company, and he later resigned his Board position.  On March 7, 2016, Mr. Pappas caused his company, FranVentures, to file suit against the Company seeking to recover commissions on franchise sales that occurred after Mr. Pappas’ termination from the Company, which the Company asserts was based upon an expired and invalid contract.  In June 2016, the Company filed a lawsuit against Mr. Pappas and FranVentures, alleging that, during 2010-2015, while serving as the Company’s Chief Executive Officer and Chairman of the Board, Mr. Pappas, among other things, caused the Company to improperly pay FranVentures over $1.0 million in commission and retainer payments and to enter into transactions with and make payments to Mr. Pappas’ family members (which the Company alleges were improper payments and transactions).  The Company’s lawsuit also alleges that the Company incurred substantial expenses in connection with the SEC’s ongoing investigation of Mr. Pappas’ actions at CLC and the State of Virginia’s investigations of illegal franchise sales practices and fraud claims against Mr. Pappas in relation to franchise sales in Virginia.  The Company has accused Mr. Pappas of fraud, self-dealing and breach of fiduciary duty, and is suing him to recover damages suffered as a result of his conduct. The Company’s lawsuit also alleges that Mr. Pappas’ conduct was a material cause of the delay in completion of the Company’s 2015 audit, which delay required CLC to suspend its domestic franchise operations for part of 2016 and caused substantial financial losses to the Company. As result of the Virginia investigations alone, the Company incurred hundreds of thousands of dollars in penalties, costs and required franchisee restitution and rescission and lost a number of franchisees.

Your Board believes that Mr. Pappas’ proposals are not in the best interests of the Company’s stockholders.  In essence, Mr. Pappas is asking you to consent to turning over control of the Company to director candidates put forward by himself—a stockholder who allegedly defrauded the Company, and whose leadership brought an SEC investigation of the Company (and Mr. Pappas), which investigation is ongoing.  If elected, Mr. Pappas’ candidates would control the Board and, although they would be subject to their fiduciary duties under Delaware law, they would be in a position to advance Mr. Pappas’ specific interests, which may not be aligned with the interests of all of our stockholders.  Moreover, Mr. Pappas himself is not an officer or director of the Company, and therefore, he has no legal duty or obligation to protect the interests of the Company’s stockholders and is free to advance his own personal interests.  In particular, the Board believes that if Mr. Pappas is successful in his attempt to gain control of the Company through his consent solicitation, he may cause his director candidates to pay Mr. Pappas the undeserved commissions that he seeks in his lawsuit against the Company and to withdraw the Company’s lawsuit against him in order to protect him from potential liability to the Company.  As a result, the Company may not be able to recover the substantial damages allegedly caused by Mr. Pappas’ conduct and those damages, instead, will be borne by the Company.  Moreover, we believe that there is a significant risk that if Mr. Pappas’ candidates are elected to the Board, Mr. Pappas may again engage in the conduct described above (and/or attempt to encourage his director candidates to engage in such conduct), thereby causing further financial and reputational losses to the Company.

The Board’s concerns relating to the inability of Mr. Pappas’ candidates to manage the Company in the best interests of all stockholders (not just Mr. Pappas) are based on several considerations.  First, the Board believes that, if Mr. Pappas’ proxy solicitation is successful, Mr. Pappas intends to be actively involved in the Company’s affairs.  The Definitive Consent Statement on Schedule 14A filed by Mr. Pappas with the SEC on December 22, 2016 states that Mr. Pappas’ candidates intend to seek his assistance in selecting a new Chief Executive Officer for the Company.  Moreover, Mr. Pappas’ conduct during the consent solicitation process indicates that Mr. Pappas intends to play an active role in the Company’s management.  A representative of a stockholder of the Company has indicated to the Board that, after his extensive conversations with Mr. Pappas in connection with Mr. Pappas’ consent solicitation, the stockholder expects Mr. Pappas to return to managing the Company’s business.  Moreover, since the commencement of his consent solicitation, Mr. Pappas has visited the Company’s principal office on at least two occasions, each time without permission from the Company’s management and without prior notice.  On each of these occasions, Mr. Pappas proceeded beyond the reception area, and without permission entered the Company’s back offices, where material non-public information is maintained.  The Company believes that, taken together, these facts indicate that Mr. Pappas will likely have a very active role in the management of the Company if his proxy solicitation is successful.  Given the massive and very costly problems that have arisen as a result of Mr. Pappas’ prior management of the Company, the Board is concerned that Mr. Pappas’ candidates’ stated intention to involve Mr. Pappas in a material management function despite the pendency of an SEC investigation and the allegations of fraud and breach of fiduciary duty against him plainly indicates a substantial risk that Mr. Pappas’ candidates will act in the best interests of Mr. Pappas and not the Company and its stockholders.

Second, to the Company’s knowledge, at least two of the three candidates proposed by Mr. Pappas have strong long-term personal and business relationships with Mr. Pappas.  In particular, Mr. Waldman, one of Mr. Pappas’ candidates, previously served as a consultant to the Company at the time that Mr. Pappas was the Company’s CEO and Chairman of the Board, and received from the Company fees totaling $125,000 for his services.  Following Mr. Pappas’ termination, Mr. Waldman refused to provide to the Company certain emails that related to his service as a consultant.  These emails were sent to or received from an email address that was in Mr. Pappas’ control (as a result of Mr. Pappas’ failure to keep Company emails on a Company-controlled server) and constituted Company property because they were being communicated while Mr. Waldman was an agent of the Company.  When requested to provide the emails to the Company, Mr. Waldman informed the Company that he was unwilling to provide all of the emails out of loyalty to Mr. Pappas.  Mr. Shaw, another of Mr. Pappas’ candidates, currently serves as a member of the board of directors of a charitable foundation founded by Mr. Pappas (on which board of directors Mr. Pappas also serves). The Company also believes that Mr. Shaw is a close personal friend of Mr. Pappas’.

Third, Mr. Pappas’ actions following his termination as CEO suggest that he has a keen interest in continuing to receive improper commission and retainer payments from the Company.  As noted above, after the Company stopped making payments to FranVentures after Mr. Pappas’ termination, Mr. Pappas sued the Company, claiming that the Company was required to continue to make these payments to FranVentures in perpetuity, even though, in the Company’s view there was no legal basis for these commission and retainer payments even while Mr. Pappas was managing the Company, much less during the period after Mr. Pappas’ termination.  This litigation is pending, and the Board is concerned that if Mr. Pappas’ candidates gain control of the Board, they may agree to Mr. Pappas’ groundless demand to continue receiving these payments from the Company.

Moreover, neither Mr. Pappas nor his director candidates have identified any specific ideas or proposals regarding the future of the Company. Your Board believes that Mr. Pappas’ consent solicitation is an unnecessary distraction during this critical time when your Board’s efforts are best spent focused on exploring opportunities to maximize value for all the Company’s stockholders.

For the foregoing reasons, your Board strongly believes that Mr. Pappas’ current actions are not (and his past actions were not) in the best interests of the Company or its stockholders, and recommends that you reject Mr. Pappas’ efforts to deliver control of the Company to a new board of directors that would be controlled by Mr. Pappas’ handpicked director candidates.

We believe that your interests will be served best if your current Board and management continue to pursue the Company’s growth strategy and business plan and implement the remediation plan that began in late July 2015 after Mr. Pappas was replaced as the Company’s Chief Executive Officer.  Since then, your current Board and management have focused upon resolving the many substantial problems that were in place at the outset of their tenure, improving operations, strengthening the Company’s financial performance, and improving corporate governance, all while keeping a close eye on expenses, so as to enhance value for all stockholders.  The Company has, among other things, (i) moved to a board comprised entirely of independent directors; (ii) appointed a new Chief Financial Officer and replaced the Company’s finance department staff with higher quality personnel, at reasonable cost; (iii) retained a highly experienced consultant to professionalize franchise operations, including franchise sales, franchisee support, and compliance; (iv) instituted a business approach designed to align the incentives of Company employees with enhancement of stockholder value; (v) implemented substantial operational changes to address issues underlying the SEC and state investigations that have exacted great financial costs upon the Company; (vi) implemented new corporate policies, including, without limitation a code of ethics, an insider trading policy and the termination of the payment of commissions to Company executives; (vii) constantly worked to resolve effectively and at reasonable cost regulatory and franchisee challenges that have arisen as a result of actions under prior management; (viii) implemented a more thorough review process around all aspects of financial reporting, including retaining individuals with the requisite background to better insure accurate and timely financial reporting; (ix) retained (at a very substantial discount) legal counsel, with expertise in numerous issues central to Company operations, including SEC matters and financial reporting, franchising law, corporate governance, trademark and litigation; (x) implemented a new company electronic mail system that is completely under the Company’s control; (xi) formulated new Board committees to facilitate independent review and oversight of Company activities (including executive, compensation and audit committees); (xii) implemented policies barring brokers from participating in discussions regarding financing in relation to franchise sales; (xiii) conducted compliance training of Company staff, which training was run by outside counsel; (xiv) actively recruited additional experienced senior management; (xv) terminated the payment of commissions to Mr. Pappas on new franchisee sales; (xvi) implemented stricter controls related to disbursements; and (xvii) terminated all corporate relationships that appeared to be the result of nepotism.  In addition to the foregoing, the Board and management have implemented a system of effective internal controls suitable for a public company, including, among other elements, policies and procedures designed to safeguard the Company’s resources and prevent misuse of Company assets.  Going forward, the Company will continue to aggressively monitor its internal controls.  We believe that the maintenance of these internal controls, which were put in place after Mr. Pappas was replaced as the Company’s Chief Executive Officer, are imperative both to protect stockholders and for the proper implementation of our growth strategy and business plan.  The current Board’s genuine commitment to maximizing value for the stockholders is also abundantly evident in the fact that none of the current Board members have received any compensation – cash or stock – in return for their tireless work for the Company. We further believe that the existing Board—which is entirely composed of independent directors—is better able to evaluate what is in the best interests of the Company’s stockholders, and is in a better position to identify actions that will protect and enhance stockholder value, than Mr. Pappas’ slate of handpicked director candidates.  Accordingly, we are soliciting the revocation of any consents that may have been given in response to Mr. Pappas’ consent solicitation.

YOUR BOARD UNANIMOUSLY OPPOSES THE PAPPAS CONSENT SOLICITATION.  YOUR BOARD URGES YOU NOT TO SIGN ANY WHITE CONSENT CARD SENT TO YOU BY MR. PAPPAS, BUT, INSTEAD TO SIGN AND RETURN THE GOLD CONSENT REVOCATION CARD INCLUDED WITH THESE MATERIALS.

This Consent Revocation Statement contains important information as to why you should, and how to, submit the accompanying GOLD Consent Revocation Card to revoke any white consent card that you previously returned to Mr. Pappas. We urge you to read it carefully.  Regardless of the number of shares of Company common stock that you own, your revocation of consent is important.  You can defend against Mr. Pappas’ efforts to take control of the Company through the following steps:

1. Do not sign Mr. Pappas’ white consent card;

2. If you have signed Mr. Pappas’ white consent card, you have every right to change your vote and revoke your consent.  You may revoke that consent by signing, dating and mailing the enclosed Gold Consent Revocation Card in the postage-paid envelope provided; and

3. Even if you have not signed Mr. Pappas’ white consent card, you can show the support for your Board and your investment in the Company by signing, dating and mailing the enclosed Gold Consent Revocation Card in the postage-paid envelope provided.

Please act today to help protect the interests of ALL stockholders. Thank you for your support.

Sincerely yours,

The Board of Directors
Creative Learning Corporation

If you have questions or need assistance revoking consent on your shares please contact:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
(800) 322-2885

CREATIVE LEARNING CORPORATION
701 Market Street, Suite 113
St. Augustine, Florida 32095

CONSENT REVOCATION STATEMENT
BY THE BOARD OF DIRECTORS OF CREATIVE LEARNING CORPORATION
IN OPPOSITION TO
A CONSENT SOLICITATION BY BRIAN PAPPAS AND HIS CONTROLLED COMPANY, FRANVENTURES

January 9, 2017

This Consent Revocation Statement (“Consent Revocation Statement”) is furnished by the current Board of Directors (the “Board”) of Creative Learning Corporation, a Delaware corporation (the “Company” or “CLC”), to the holders of outstanding shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), in connection with your Board’s opposition to the solicitation of written stockholder consents (the “Pappas Consent Solicitation”) by Brian Pappas, his controlled company, FranVentures, LLC, a Florida limited liability company (“FranVentures”), Christine H. Pappas, Walter Ramsley, Mark D. Shaw and David K. Waldman. This Consent Revocation Statement and the enclosed Gold Consent Revocation Card are first being mailed to stockholders on or about January 10, 2017.

As you may be aware, Mr. Pappas is attempting to gain control of your Board and the Company by asking you to remove all four independent directors currently serving on the Board, and to replace them with a slate of candidates hand-picked by Mr. Pappas. Specifically, Mr. Pappas is asking you to: (i) remove all four current members of the Board: Michael Gorin, Charles Grant, JoyAnn Kenny-Charlton, and Joseph Marucci (and any person or persons, other than those nominated by the Pappas Consent Solicitation, elected or appointed to the Board to fill any vacancy or newly created directorship on or after December 9, 2016), and prior to the time that any of the actions proposed to be taken by the Pappas Consent Solicitation become effective (“Proposal 1”); and (ii) elect Walter Ramsley, Mark D. Shaw and David K. Waldman (the “Pappas Candidates”) as directors to fill the resulting vacancies on the Board (or if any Pappas Candidate becomes unable or unwilling to serve as a director of the Company any other person designated as a nominee by the remaining nominee or nominees) (“Proposal 2”).

Your Board believes, for the reasons specified in this Consent Revocation Statement, that the proposals contained in the Pappas Consent Solicitation are not in the best interests of stockholders. Mr. Pappas’ actions are an unnecessary distraction during this critical time when your Board believes its efforts are best spent focused on exploring the best opportunities available to maximize value for all the Company’s stockholders, rather than addressing these untimely and misguided efforts by Mr. Pappas. Your Board remains committed to acting in the best interests of all of the Company’s stockholders and will discharge its duties in this regard.

As previously announced, the Company has filed a lawsuit against Mr. Pappas alleging that, while serving as the Company’s Chief Executive Officer and Chairman of the Board during 2010-2015, Mr. Pappas engaged in multiple actions for which he is accused by the Company of fraud, self-dealing and breach of fiduciary duty, including causing the Company to make improper payments to Mr. Pappas’ controlled company, FranVentures, to which it was not entitled, causing improper financial benefits to be conferred upon Mr. Pappas’ family members and causing the Company to incur substantial expenses in connection with the ongoing SEC investigation of Mr. Pappas and the Company resulting from Mr. Pappas’ conduct, as well as in connection with the investigation conducted by the State of Virginia resulting from fraud and other claims asserted against Mr. Pappas in relation to illegal sales of franchises in Virginia.  The lawsuit also alleges that Mr. Pappas’ conduct was a material cause of the substantial delay and difficulty of completing the audit of the Company’s 2015 financial statements, which delay required CLC to suspend its domestic franchise operations for a portion of 2016, causing substantial financial losses to the Company.  The lawsuit seeks to recover damages suffered by the Company as a result of Mr. Pappas’ conduct.  During the past fiscal year, your Board has led the Company’s financial recovery from the tough economic position in which the Company was put primarily as a result of Mr. Pappas’ conduct.  As part of this financial recovery, the Company was able to resume domestic sales of its Bricks 4 Kidz® franchises and has increased international sales by 24%.

Your current independent directors were selected through processes designed to uphold good corporate governance and representation of all stockholders.  A consent in favor of the Pappas Consent Solicitation is a consent to remove, without cause, all of the members of your Board and to replace them with the Pappas Candidates. If successful, the Pappas Consent Proposals will result in turning over control of the Company to individuals nominated by Mr. Pappas, who is alleged to have defrauded the Company during his time as the Company’s CEO and is currently under investigation by the SEC. Mr. Pappas also is not putting forward any ideas or proposals that have not previously been considered by your Board or that are not currently under review by the Board to build the value of your investment in the Company.

YOUR BOARD HAS UNANIMOUSLY DETERMINED THAT THE PAPPAS CONSENT SOLICITATION IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU DO NOT SIGN ANY WHITE CONSENT CARD SENT TO YOU BY MR. PAPPAS. WHETHER OR NOT YOU HAVE PREVIOUSLY EXECUTED MR. PAPPAS’ WHITE CONSENT CARD, YOUR BOARD URGES YOU TO SIGN, DATE AND DELIVER THE ENCLOSED GOLD CONSENT REVOCATION CARD USING THE ENCLOSED PRE-PAID ENVELOPE.

In accordance with Delaware law, the close of business on December 9, 2016 has been established as the record date (the “Record Date”) for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the Pappas Consent Solicitation. Only stockholders of record as of the Record Date may execute, withhold or revoke consents with respect to the Pappas Consent Solicitation.

If you have any questions about giving your consent revocation or require assistance, please call:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
(800) 322-2885

i

FORWARD-LOOKING STATEMENTS

This Consent Revocation Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “will”, “expects,” “estimates,” “projects,” “anticipates,” “believes,” “intends,” “plans,” “may,” “pending,” “continues,” “should,” “could” and other similar words. All statements addressing operating performance, events or developments that the Company expects, projects or anticipates will occur in the future, including but not limited to projections of revenue, provisions for doubtful accounts, income or loss, capital expenditures, debt structure, principal payments on debt, capital structure, the amount and timing of funds, other financial items and operating statistics, statements regarding our plans and objectives for future operations, joint ventures and other transactions, statements of future economic performance, statements regarding our legal proceedings and other loss contingencies (including, but not limited to, the timing and estimated costs of such matters), statements regarding market risk exposures, statements regarding the effects and/or interpretations of recently enacted or future laws and regulations, statements of the beliefs or assumptions underlying or relating to any of the foregoing statements, and statements that are other than statements of historical fact, are considered to be “forward-looking statements.”

Forward-looking statements are based on certain assumptions and expectations of future events.  The Company cannot guarantee that these assumptions and expectations are accurate or will be realized.  These statements are not guarantees of future performance and should be evaluated in light of important risk factors, assumptions and uncertainties. Many of these risk factors, assumptions and uncertainties, some of which are more fully described in the Company’s most recent Annual Report on Form 10-K, including under the heading entitled “Risk Factors” could cause the Company’s actual results to vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Any forward-looking statement made by us in this Consent Revocation Statement speaks only as of the date on which we made it.  Except as required by law, the Company disclaims any obligation to update its risk factors or to publicly announce updates to the forward-looking statements contained in this consent revocation statement to reflect new information, future events or other developments.

DESCRIPTION OF THE PAPPAS CONSENT SOLICITATION

As set forth in the Pappas Consent Solicitation and related materials filed with the Securities and Exchange Commission (“SEC”), Mr. Pappas is soliciting your consents in favor of the following proposals (collectively, the “Pappas Consent Proposals”) to:

(1)

Remove without cause Michael Gorin, Charles Grant, JoyAnn Kenny-Charlton and Joseph Marucci, and any person (other than those nominated by the Pappas Consent Solicitation) elected or appointed to the Board to fill any vacancy on the Board or any newly created directorships on or after December 9, 2016 and prior to the effective date of these proposals (“Proposal 1”); and

(2)

Elect Mr. Pappas’ three nominees, Walter Ramsley, Mark D. Shaw and David K. Waldman, to serve as directors of the Company (or, if any such nominee is unable or unwilling to serve as a director of the Company, any other person designated as a nominee by the remaining nominee or nominees) (“Proposal 2”).

Taken together Proposals 1 and 2 are designed to enable Mr. Pappas’ director candidates to take control of the Board.

THE COMPANY’S BOARD AND MANAGEMENT ARE FULLY COMMITTED TO WORKING TO ACHIEVE VALUE FOR ALL STOCKHOLDERS

We believe that your interests will be served best if your current Board and management continue to pursue the Company’s growth strategy and business plan and implement the remediation plan that began in late July 2015 after Mr. Pappas was replaced as the Company’s Chief Executive Officer.  Since Mr. Pappas’ departure from the Company, your Board and management have led the process of the Company’s financial recovery and have worked hard to improve the Company’s operations and strengthen financial performance.  In the 2016 fiscal year, the Company awarded five new international master franchises and six new international individual franchises, which represented more than a 24% increase in the Company’s population of international master and individual franchises in a single fiscal year.  Moreover, in September of 2016, the Company resumed domestic sales of Bricks 4 Kidz franchises and currently expects to resume sales of Sew Fun Studios® franchises in the near future.  The Board and management have also implemented a series of initiatives to improve corporate governance, which measures were necessary primarily due to Mr. Pappas’ conduct during his tenure as CEO and Chairman of the Board.  Among other things, the Company:

•

moved to a board comprised entirely of independent directors;

•

appointed a new Chief Financial Officer and replaced the Company’s finance department staff with higher quality personnel, at reasonable cost;

•

retained an experienced consultant to professionalize the Company’s franchise operations, including franchise sales, franchisee support, and compliance;

•

aligned Company employee incentives with enhancement of stockholder value;

•

implemented substantial operational changes to address issues underlying the SEC and state investigations that have exacted great financial costs upon the Company;

•

revised the Company’s franchise sale processes and training programs to make the Company’s business practices compliant with franchising law and best practices;

•

implemented a code of ethics and an insider trading policy;

•

terminated commission payments to Company executives;

•

terminated commission payments to Mr. Pappas on new franchise sales;

•

terminated all corporate relationships that appeared to result from nepotism;

•

established new Board committees to facilitate independent review and oversight of Company activities (including executive, compensation and audit committees);

•

adopted policies barring brokers from participating in discussions regarding financing of franchise sales;

•

hired (at a very substantial discount) outside legal counsel to assist the Company in addressing the legal problems facing the Company;

•

implemented a secure IT and email system;

•

implemented stricter controls related to disbursements;

•

implemented a more thorough review process around all aspects of financial reporting; and

•

implemented a system of effective internal controls suitable for a public company.

In our view, our existing Board—which is composed entirely of independent directors—is better able to evaluate what is in the best interests of all the Company’s stockholders (not just Mr. Pappas) and identify strategies to protect and enhance stockholder value, than Mr. Pappas’ slate of handpicked director candidates.

REASONS TO REJECT THE PAPPAS CONSENT PROPOSALS

The Pappas Consent Proposals would remove all current members of your Board and replace them with the Pappas Candidates.  There are many compelling reasons to reject the Pappas Consent Proposals, including:

•

The Pappas Consent Proposals are an attempt to gain control of the Company.  Mr. Pappas seeks to remove all of your independent directors, each of whom has a strong track record of acting in the best interest of all Company stockholders and is committed to enhancing value for all Company stockholders, and to turn the control of the Company to his handpicked candidates, even though neither Mr. Pappas nor his director candidates have identified any specific ideas or proposals regarding the future of the Company.

•

The Board believes that the Pappas Candidates are not in a position to best serve the interests of all Company stockholders.  A consent in favor of the Pappas Consent Proposals would be a consent to replace all of your independent directors with the Pappas Candidates, who would then comprise your entire Board.  The Pappas Candidates would then control the Company and, although they would be subject to their fiduciary duties under Delaware law, they would be in a position to advance Mr. Pappas’ specific interests, which may not be aligned with your own.  While Mr. Pappas’ consent solicitation materials describe his proposed director candidates as “independent”, each of them has been hand-picked by Mr. Pappas. To the Company’s knowledge, at least two of the three candidates proposed by Mr. Pappas have strong long-term personal and business relationships with Mr. Pappas.  In particular, Mr. Waldman, one of Mr. Pappas’ candidates, previously served as a consultant to the Company at the time that Mr. Pappas was the Company’s CEO and Chairman of the Board, and received from the Company fees totaling $125,000 for his services.  Following Mr. Pappas’ termination, Mr. Waldman refused to provide to the Company certain emails that related to his service as a consultant.  These emails were sent to or received from an email address that was in Mr. Pappas’ control (as a result of Mr. Pappas’ failure to keep Company emails on a Company-controlled server) and constituted Company property.  When requested to provide certain emails to the Company, Mr. Waldman informed the Company that he was unwilling to do so out of loyalty to Mr. Pappas.  Mr. Shaw, another of Mr. Pappas’ candidates, currently serves as a member of the board of directors of a charitable foundation founded by Mr. Pappas (on which board of directors Mr. Pappas also serves). The Company also believes that Mr. Shaw is a close personal friend of Mr. Pappas’.  The Board believes that the Pappas Candidates have been chosen by Mr. Pappas not to protect the interest of all Company stockholders, but rather for the purpose of advancing Mr. Pappas’ own agenda.

•

Furthermore, the Board believes that, if Mr. Pappas’ proxy solicitation is successful, Mr. Pappas intends to be actively involved in the Company’s affairs.  The Definitive Consent Statement on Schedule 14A filed by Mr. Pappas with the SEC on December 22, 2016 states that Mr. Pappas’ candidates intend to seek his assistance in selecting a new Chief Executive Officer for the Company.  Moreover, Mr. Pappas’ conduct during the consent solicitation process indicates that Mr. Pappas intends to play an active role in the Company’s management.  A representative of a stockholder of the Company has indicated to the Board that, after his extensive conversations with Mr. Pappas in connection with Mr. Pappas’ consent solicitation, the stockholder expects Mr. Pappas to return to managing the Company’s business.  Moreover, since the commencement of his consent solicitation, Mr. Pappas has visited the Company’s principal office on at least two occasions, each time without permission from the Company’s management and without prior notice.  On each of these occasions, Mr. Pappas proceeded beyond the reception area, and without permission entered the Company’s back offices, where material non-public information is maintained.  The Company believes that, taken together, these facts indicate that Mr. Pappas will likely have a very active role in the management of the Company if his proxy solicitation is successful.  Given the massive and very costly problems that have arisen as a result of Mr. Pappas’ prior management of the Company, the Board is concerned that Mr. Pappas’ candidates’ stated intention to involve Mr. Pappas in a material management function despite the pendency of an SEC investigation and the allegations of fraud and breach of fiduciary duty against him plainly indicates a substantial risk that Mr. Pappas’ candidates will act in the best interests of Mr. Pappas and not the Company.

•

The Company has filed a lawsuit against Mr. Pappas and FranVentures, alleging fraud, self-dealing, conversion of Company assets and breach of fiduciary duty committed by Mr. Pappas while serving as the Company’s Chief Executive Officer.

•

Mr. Pappas is alleged to have caused the Company to pay his company, FranVentures, more than $1.0 million by falsely asserting that the funds were due under a contractual provision that had expired when the Company acquired BFK Franchise Company, LLC (“BFK”).  As a result of this and other actions, the Company has accused Mr. Pappas of fraud, conversion of Company assets and breach of his fiduciary duty of loyalty.  After the Company stopped making payments to FranVentures in October 2015, Mr. Pappas sued the Company, claiming that the Company was required to pay FranVentures under that contract in perpetuity – that is, Mr. Pappas took the position that the Company could never stop paying FranVentures – even though, in the Company’s view, there is no legal basis for his claims.

•

Mr. Pappas is alleged to have breached his fiduciary duty of loyalty to the Company by repeatedly engaging in self-dealing and causing the Company to enter into several transactions with, and to make payments to or on behalf of, several members of his family, including his wife and brother, which transactions and payments were not disclosed to or approved by the Company’s Board and were not in the best interests of the Company and its stockholders.

•

To conceal the foregoing fraud, Mr. Pappas is alleged to have made and caused to be made material false statements and material omissions regarding the self-dealing transactions described above to the Company’s independent directors as well as in the Company’s filings with the SEC.

•

Mr. Pappas is alleged to have breached his fiduciary duty of loyalty to the Company by failing to implement adequate internal financial and corporate controls, thereby concealing his other conduct and permitting himself to control and dominate the Company, misappropriate the Company’s assets, and repeatedly engage in fraud and self-dealing to the detriment of the Company and its stockholders.

•

Mr. Pappas is alleged to have breached his fiduciary duty of loyalty by taking actions that resulted in an SEC investigation of Mr. Pappas and the Company initiated in early 2015, while Mr. Pappas was the Company’s CEO and Chairman of the Board.  The SEC investigation resulted from Mr. Pappas’ alleged conduct detailed above, and responding to this investigation has cost the Company hundreds of thousands of dollars.

•

Mr. Pappas was investigated by the Virginia Corporation Commission’s Division of Securities and Retail Franchising (the “Division”), resulting in allegations of violations of Virginia state law for sales of unregistered franchises, failure to disclose lack of required registrations, and engaging in transactions to conceal, cancel, and void one such sale.  Pursuant to a settlement order issued by the Division, the Company was ordered to pay (on behalf of its subsidiaries) restitution, penalties and investigative costs totaling approximately $225,000 and was enjoined from offering and selling Challenge Island franchises (which had been divested by the Company prior to the issuance of the settlement order by the Division) in Virginia for a period of 180 days, and Mr. Pappas was ordered, among other things, to pay penalties and investigative costs totaling $15,000 and was enjoined from offering and selling franchises in Virginia for a period of one year.  This bar does not expire until April 2017.

•

Mr. Pappas’ conduct described above was a material cause of the substantial delay and difficulty of the Company’s independent auditors in performing the audit of the Company’s financial statements for the 2015 fiscal year, which required the Company to suspend its domestic franchise sales from February 1, 2016 until October 2016, causing the Company substantial financial losses.

•

As a result of Mr. Pappas’ conduct described above, your Board removed Mr. Pappas as CEO on July 22, 2015.  Mr. Pappas’ employment with the Company was terminated on October 2, 2015, and he subsequently resigned as a director of the Company on January 23, 2016.

FOR THE FOREGOING REASONS, YOUR BOARD STRONGLY BELIEVES THAT THE PAPPAS CONSENT PROPOSALS ARE NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND WILL BE A DETRIMENT TO THE COMPANY AND ITS STOCKHOLDERS.

WE URGE STOCKHOLDERS TO REJECT THE PAPPAS CONSENT PROPOSALS AND REVOKE ANY CONSENT PREVIOUSLY SUBMITTED.

DO NOT DELAY.  TO ENSURE THAT YOUR CURRENT BOARD IS ABLE TO ACT IN YOUR BEST INTERESTS, PLEASE SIGN, DATE AND DELIVER THE ENCLOSED GOLD CONSENT REVOCATION CARD USING THE ENCLOSED PRE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU HAVE SIGNED THE WHITE CONSENT CARD FROM MR. PAPPAS.

BACKGROUND OF PAPPAS SOLICITATION

On July 2, 2010, B2 Health, Inc., the Company’s predecessor, acquired BFK through a share exchange, as disclosed in the Company’s filings with the SEC.  On the same day, Mr. Pappas, through FranVentures, acquired 2,599,000 shares of common stock of B2 Health, Inc. in a private placement, and became the Chief Executive Officer and a director of the Company.

On April 2, 2015, the SEC issued a subpoena to the Company in connection with an ongoing SEC investigation into possible violations of the securities laws by the Company, its officers, directors and other persons.  The documents sought by the SEC include, among other things, materials regarding Brian Pappas, Christine Pappas, certain other members of Mr. Pappas’ family, other company employees, board members, third parties, Company books and accounting procedure, and other materials regarding company affairs.  The Company is cooperating fully with the SEC staff in connection with this investigation.

On April 2, 2015, the Company appointed two new independent directors to the Board, Joseph J. Marucci and Charles Grant.

On July 22, 2015, the Board removed Mr. Pappas as Chief Executive Officer and placed him on administrative leave.

Also on July 22, 2015, the Board took a series of actions to reconstruct the management of the Company.  On that day, the Board (i) elected Charles (Chuck) Grant as Chairman of the Board to replace Mr. Pappas, (ii) elected two additional independent directors, JoyAnn Kenny-Charlton and Michael Gorin, (iii) named Rod Whiton interim Chief Executive Officer, (iv) named Michelle Cote President and (v) placed Brian Pappas on paid administrative leave.  Mr. Pappas’ employment at the Company was subsequently terminated on October 2, 2015.

On August 6, 2015, the Company terminated Christine Pappas, who had been the Company’s human resources and payroll manager.

On October 2, 2015, the Company filed a lawsuit against Mr. Pappas, Christine Pappas and FranVentures, seeking, among other things, return of Company emails and other electronic materials in the possession of the defendants.  Mr. and Mrs. Pappas have returned certain of the requested Company documents, but other requested materials have not been returned.  This litigation is pending.

On January 23, 2016, Mr. Pappas resigned as a director of the Company effective immediately.  In his letter of resignation, Mr. Pappas stated, among other things, that he had serious concerns regarding the operations, policies and practices of the Company, alleged that the Company’s actions following his removal as CEO and Chairman of the Board on July 22, 2015 had made it impossible for him to fulfill his obligations as a director, claimed that the Company illegally terminated the BFK Operating Agreement, and expressed concerns regarding the Company’s excessive legal and accounting costs.  On the same day, the Company filed, with the SEC, a Form 8-K in which the Company stated that the allegations contained in Mr. Pappas’ letter of resignation were factually inaccurate, that the Board had acted in the best interest of the Company’s stockholders and that Mr. Pappas had participated in many of the decisions that he claimed, in his resignation letter, to have opposed.

On January 29, 2016, the Company temporarily suspended its domestic franchise operations, in compliance with the FTC Franchise Rules, due to a delay in completion of the Company’s consolidated audited financial statements for the 2015 fiscal year.

In March 2016, FranVentures filed a lawsuit against the Company in state court in St. Johns County, Florida, alleging a breach by the Company of certain payment obligations under the operating agreement of BFK and seeking a declaratory judgment.  This litigation is currently pending.

On April 6, 2016, Dan O’Donnell resigned as the Company’s Chief Operating Officer and director.  Mr. O’Donnell had served as a Company director since the acquisition of BFK on July 2, 2010.

On April 21, 2016, the Division of Securities and Retail Franchising of the Virginia Corporation Commission issued a Settlement Order pursuant to which the Company was enjoined from offering and selling franchises in Virginia for a period of 180 days and ordered to pay any penalties, restitution payments and other expenses totaling approximately $225,000, and Mr. Pappas was enjoined from offering and selling franchises in Virginia for one year and ordered to pay penalties and expenses totaling $15,000.  The Settlement Order resulted from the Division’s investigation of fraud and other violations of Virginia’s franchise laws by Mr. Pappas in connection with the sales of franchises in Virginia by certain subsidiaries of the Company.

On May 31, 2016, Mr. Pappas sent a letter to the Board stating that he had received confirmation from stockholders representing over 80% of the Company’s issued and outstanding shares of common stock “who believe that CLC needs a new management at the Board level” and requesting a meeting to discuss “the transition of leadership for CLC through non-litigious means” as soon as possible.

On June 23, 2016, the Company filed a counterclaim against FranVentures, Mr. Pappas and Christine Pappas, seeking redress for losses and expenditures caused by the fraud, conversion of company assets and breaches of fiduciary duty that the Company believes the defendants perpetrated upon CLC during Mr. Pappas’ tenure as Chief Executive Officer and Chairman of the Board.  This litigation is pending.  Also on June 23, 2016, the Company filed, with the SEC, a Form 8-K, which disclosed the filing of the counterclaim against FranVentures, Mr. Pappas and Christine Pappas and described the allegations set forth in that counterclaim.

On June 29, 2016, Mr. Pappas met with Chuck Grant, Chairman of the Board, and the Company’s legal counsel to discuss Mr. Pappas’ concerns, including those expressed in his May 31, 2016 letter to the Board.

On October 11, 2016, the Company announced that it had completed the audit of its financial statements for the 2015 fiscal year, and had resumed its domestic franchise operations throughout most of the United States.

On October 18, 2016, Michelle Cote resigned from the Board. Ms. Cote had served as a Company director since the acquisition of BFK on July 2, 2010.  Ms. Cote continues to serve as the Company’s President and Secretary.  Following Ms. Cote’s resignation, the Board consists of four independent and disinterested directors.

On October 27, 2016, Mr. Pappas, together with his wife, Christine Pappas, and FranVentures, filed a Schedule 13D with the SEC, which disclosed ownership of 1,838,429 shares of Common Stock (i.e., approximately 15.3% of the Company’s issued and outstanding shares of Common Stock as of the Schedule 13D filing date).

On December 9, 2016, Mr. Pappas, through FranVentures, delivered to the Company a Notice of Proposed Action by Written Consent of Stockholders, together with a form of written consent executed by FranVentures, seeking to have the Company’s stockholders consent to remove the current members of the Board and replace them with three individuals proposed by Mr. Pappas.  On the same day, Mr. Pappas filed with the SEC a Preliminary Consent Statement on Schedule 14A in connection with his consent solicitation.

On December 12, 2016, Mr. Pappas, together with Christine Pappas, FranVentures and the individuals proposed by Mr. Pappas for election to the Board, filed an amendment to the Schedule 13D that had been filed on October 27, 2016.  According to the amended Schedule 13D, Mr. Pappas currently beneficially owns, directly and through FranVentures, (i) shares of common stock of the Company representing approximately 15.4% of the total number of issued and outstanding shares of the Company’s common stock and (ii) together with the individuals proposed by Mr. Pappas for election to the Board, shares of common stock of the Company representing approximately 19.6% of the total number of issued and outstanding shares of the Company’s common stock.

On December 16, 2016, the Company issued (and filed with the SEC) a press release announcing that the Board had determined that the consent solicitation commenced by Mr. Pappas is not in the best interest of all of the Company’s stockholders and urging stockholders to postpone making a decision with respect to the Pappas Consent Solicitation until they receive the Company’s consent revocation materials.

On December 19, 2016, Mr. Pappas filed with the SEC a revised Preliminary Consent Statement on Schedule 14A in connection with his consent solicitation.

On December 22, 2016, Mr. Pappas filed with the SEC a Definitive Consent Statement on Schedule 14A in connection with his consent solicitation.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION SOLICITATION

Who is making this solicitation?

This consent revocation solicitation is being made by your Board.

What are we asking you to do?

We are asking you to revoke any consent that you may have delivered in favor of the two proposals described in the Pappas Consent Solicitation and, by doing so, to preserve your current Board, which will continue to act in the best interest of all stockholders.  Even if you have not submitted a white consent card, we urge you to submit a GOLD Consent Revocation Card to show support for your Board.

What is a consent solicitation?

Under Delaware law, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

What does the Board recommend?

Your Board strongly believes that the solicitation being undertaken by Mr. Pappas is not in the best interests of all of the Company’s stockholders for the reasons described above. Your Board unanimously opposes the solicitation by Mr. Pappas and urges stockholders to reject the solicitation and revoke any consent previously submitted.

If I have already delivered a consent, is it too late for me to change my mind?

No. Until the requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with Delaware law, the consents will not be effective. At any time prior to the consents becoming effective, you have the right to revoke your consent by delivering a GOLD Consent Revocation Card, as discussed in the following question.

When will the consents become effective?

Under Section 228 of the Delaware General Corporation Law, the Pappas Consent Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Common Stock outstanding as of December 9, 2016, the Record Date, are delivered to the Company by the earlier of (i) February 7, 2017 (60 days following the earliest-dated consent delivered to the Company, which was delivered by FranVentures on December 9, 2016), or (ii) the date that the required majority of consents are obtained.

What is the effect of delivering a GOLD Consent Revocation Card?

By marking the “YES, REVOKE MY CONSENT” boxes on the enclosed GOLD Consent Revocation Card and signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to Mr. Pappas. Even if you have not submitted Mr. Pappas’ white consent card, you may submit a GOLD Consent Revocation Card as described above. Even if you have not submitted Mr. Pappas’ white consent card, we urge you to submit a GOLD Consent Revocation Card. Submitting a GOLD Consent Revocation Card will have no legal effect if you have not previously submitted Mr. Pappas’ white consent card, but it will allow us to keep track of the consent process.

Who should I call if I have questions about the solicitation?

Please call MacKenzie Partners, Inc., toll free at (800) 322-2885.

THE CONSENT PROCEDURE

Voting Securities and Record Date

In accordance with Delaware law and the Company’s organizational documents, the close of business on December 9, 2016 has been established as the Record Date for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the Pappas Consent Solicitation. As of the Record Date, there were 12,001,409 shares of the Company’s Common Stock outstanding. Each share of the Company’s Common Stock outstanding as of the Record Date will be entitled to one vote.

Only stockholders of record as of the Record Date are eligible to execute, withhold or revoke consents in connection with the Pappas Consent Proposals. Persons beneficially owning shares of the Company’s Common Stock (but not holders of record), such as persons whose ownership of Common Stock is through a broker, bank, financial institution or other nominee holder, may wish to contact such broker, bank, financial institution or other nominee holder and instruct such person to execute the GOLD Consent Revocation Card on their behalf. Any failure to consent will have the same effect as withholding consent from the Pappas Consent Proposals.

Effectiveness of Consents

Under Delaware law and the Company’s certificate of incorporation, stockholders may act without a meeting and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Under Section 228 of the Delaware General Corporation Law, the Pappas Consent Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Common Stock outstanding as of the Record Date are delivered to the Company in the manner required by Delaware law by February 7, 2017, 60 days following the earliest-dated consent delivered to the Company, which the Company received on December 9, 2016.

Because the Pappas Consent Proposals could become effective prior to February 7, 2017, we urge you to act promptly to return the GOLD Consent Revocation Card.

Effect of GOLD Consent Revocation Card

A stockholder may revoke any previously signed consent by signing, dating and returning to the Company a GOLD Consent Revocation Card. Stockholders are urged to return all consent revocations in the envelope provided or to MacKenzie Partners. Unless you specify otherwise, by signing and delivering the GOLD Consent Revocation Card, you will be deemed to have revoked consent to all of the Pappas Consent Proposals.

Any consent revocation may itself be revoked by marking, signing, dating, and delivering a written revocation of your GOLD Consent Revocation Card to the Company or to Mr. Pappas or by delivering to Mr. Pappas a subsequently dated white consent card that Mr. Pappas sent to you.

The revocation of any previously delivered consent or consent revocation must be signed, have a subsequent date than the previously delivered consent or consent revocation and is not required to state the number of shares held unless you wish to revoke your consent with respect to less than all shares as to which you previously consented, in which case you must state the number of shares to which your revocation relates. In addition, if you have more than one account with respect to which you have delivered a consent, the revocation should identify the relevant account the consent for which is being revoked.

The Company has retained MacKenzie Partners to assist in communicating with stockholders in connection with the Pappas Consent Solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your GOLD Consent Revocation Card or any other questions, MacKenzie Partners will be pleased to assist you. Please call MacKenzie Partners toll free at (800) 322-2885.

If any shares of Common Stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other “street name” holder to grant or revoke consent for the shares of Common Stock held in your name. Accordingly, you should follow the instructions on the GOLD Consent Revocation Card to vote your shares. Alternatively, you can contact the person responsible for your account and direct him or her to execute the enclosed GOLD Consent Revocation Card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Company, c/o MacKenzie Partners, at the address or facsimile number set forth above so that the Company will be aware of your instructions and can attempt to ensure each instruction is followed.

YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO MR. PAPPAS. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE THE GOLD CONSENT REVOCATION CARD ACCOMPANYING THIS CONSENT REVOCATION STATEMENT. IF YOU DO NOT INDICATE A SPECIFIC VOTE ON THE GOLD CONSENT REVOCATION CARD WITH RESPECT TO THE PAPPAS CONSENT PROPOSALS, THE CONSENT REVOCATION CARD WILL REPRESENT AN INSTRUCTION TO REVOKE ANY CONSENT WITH RESPECT TO ALL SUCH PROPOSALS IN ACCORDANCE WITH THE BOARD’S RECOMMENDATION.

You should carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged not to sign any white consent cards. Instead, reject the solicitation efforts of Mr. Pappas by promptly completing, signing, dating and returning the enclosed GOLD Consent Revocation Card in the envelope provided. Please be aware that if you sign a white consent card but do not check any of the boxes on the card, you will be deemed to have consented to all of the Pappas Consent Proposals.

Results of Consent Revocation Statement

The Company intends to retain an independent inspector of elections in connection with the Pappas Consent Solicitation. The Company intends to notify stockholders of the results of the consent solicitation by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K, promptly following the receipt of a final report of the inspector of elections.

SOLICITATION OF CONSENT REVOCATIONS

Cost and Method

The cost of the solicitation of consent revocations will be borne by the Company. The Company estimates that the total expenditures relating to the Company’s consent revocation solicitation (other than salaries and wages of officers and employees, but including costs of any litigation related to the solicitation) will be approximately $235,000, of which approximately $65,000 has been incurred as of the date hereof. In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit revocations by mail, in person or by telephone or other forms of telecommunication.

The Company has retained MacKenzie Partners as proxy solicitors, at an estimated fee of $80,000 plus reasonable out-of-pocket expenses, to assist in the solicitation of revocations. MacKenzie Partners will also assist the Company’s communications with its stockholders with respect to the consent revocation solicitation and such other advisory services as may be requested from time to time by the Company. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Common Stock. In addition, MacKenzie Partners and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Participants in the Company’s Solicitation

Under applicable SEC regulations, each of our directors and certain executive officers of the Company are deemed to be “participants” in this solicitation of consent revocations. Please refer to the sections entitled “Security Ownership of Certain Beneficial Owners and Management” and “Certain Information Regarding Participants in this Consent Revocation Solicitation” for information about our directors and certain of our executive officers who are deemed to be participants in the solicitation. Except as described in this Consent Revocation Statement, there are no agreements or understandings between the Company and any such participants relating to employment with the Company or any future transactions.

Other than the persons described above, no general class of employee of the Company will be employed to solicit stockholders. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

Except as set forth above, neither the Company nor any person acting on its behalf has employed, retained or agreed to compensate any person to make solicitations or recommendations to stockholders of the Company concerning the consent revocation solicitation.

APPRAISAL RIGHTS

Holders of shares of Common Stock do not have appraisal rights under Delaware law in connection with the Pappas Consent Proposals or this Consent Revocation Statement.

CURRENT DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following is information regarding each director of the Company within the past year and each current executive officer:

Name	Principal Occupation	Age	Director or Executive Officer Since
Charles Grant	Chairman of the Board	65	2015
Joseph Marucci	Director	66	2015
JoyAnn Kenny-Charlton	Director	39	2015
Michael Gorin	Director	74	2015
Rod Whiton	Interim Chief Executive Officer	45	2015
Christian Miller	Chief Financial Officer	43	2016
Michelle Cote (1)	President and Secretary, Former Director	47	2010
Dan O’Donnell (2)	Former Chief Operating Officer, Former Director	48	2010

———————

(1)

Ms. Cote resigned as a director of the Company effective October 18, 2016.  Ms. Cote continues to serve as the President and Secretary of the Company.

(2)

Mr. O’Donnell resigned as a director and as Chief Operating Officer of the Company effective April 6, 2016.

Charles Grant has served as a director of CLC since April 2015 and as Chairman of the Board since July 2015.  Mr. Grant has been the managing director of CKG partners, an independent consulting and investment firm providing service to both public and private companies, since 2013. From 2002 to 2013, Mr. Grant was the President and Chief Executive Officer of SP Industries, a private equity-backed designer, manufacturer and marketer of laboratory, research and process equipment, glassware, precision glass components, and configured-to-order manufacturing equipment. From 2002 to 2011, Mr. Grant was also Chairman of SP Industries’ board of directors. Mr. Grant is licensed as a Certified Public Accountant in the States of Connecticut and New Jersey, and is a certified Global Management Accountant.

Joseph Marucci has served as a director of CLC since April 2015. Mr. Marucci has been an independent consultant to both public and private companies since 2010 and the managing director of SWFMC LLC, an independent consulting firm, since 2015. Between 1972 and 1985, Mr. Marucci was employed by PricewaterhouseCoopers (PwC). From 1985 to 2010, Mr. Marucci was a PwC partner serving in a variety of locations and responsibilities.

JoyAnn Kenny-Charlton has served as a director of CLC since July 2015. Ms. Kenny-Charlton is an attorney with Marks & Klein LLP and the owner of Kenny Law LLC. Ms. Kenny-Charlton concentrates her practice in commercial transactions, general corporate, and franchise, licensing and distribution law. Ms. Kenny-Charlton is a member of the International Franchise Association and was named a “Legal Eagle” (2013, 2014 and 2015) by the Franchise Times for her work in the field of franchise law.

Michael Gorin has served as a director of CLC since July 2015. Mr. Gorin has served in various capacities at Aeroflex Incorporated, a producer of test equipment, RF and microwave integrated circuits, components and systems used for wireless communications that was acquired by Cobham plc in 2014. Mr. Gorin served as President and Chief Financial Officer of Aeroflex from 1988 through 2004 and Vice Chairman in 2005 before retiring; as a director from 1990 through 2005; and as a consultant from 2006 through 2009. Before joining Aeroflex, Mr. Gorin was a partner at Arthur Andersen & Co. and was a managing partner for the small business division. Mr. Gorin has previously served as a director and audit committee member for public companies, including Limco-Piedmont Inc. and National RV Holdings Inc.

Rod Whiton was appointed as CLC’s interim Chief Executive Officer on July 22, 2015. Mr. Whiton is a professional investor. Most recently, Mr. Whiton has invested in and serves on the board of directors of ThirdParent Inc., a private company specializing in Internet safety for teens and kids. Mr. Whiton was an early investor in CLC, investing in an initial private placement by the Company.

Christian Miller joined CLC in July 2016 as the Chief Financial Officer. Mr. Miller served as President of Miller Home Health Agency, Inc., a home health agency he co-founded, from May 2013 through July 2016. Prior to that, he served as Corporate Controller at Pinova Holdings, Inc., a specialty chemical manufacturer, from April 2012 through May 2013, as Controller at Pilot Pen Corporation of America from September 2008 through April 2012, and in various positions, including Director of Accounting and Reporting, at Trailer Bridge, Inc.

Michelle Cote had served as a director of CLC from July 2010 until October 2016, and currently serves as President of CLC. Ms. Cote founded Bricks 4 Kidz® (“B4K”) in June 2008 after developing curriculum and running after-school classes, camps and birthday parties using LEGO® since early 2008. She co-founded B4K in May 2009, and became a director of CLC when it acquired B4K in July 2010. Ms. Cote was appointed President of CLC in July 2015. Prior to co-founding B4K, Ms. Cote worked for an architectural firm in St. Augustine, Florida.

Dan O’Donnell had served as a director of CLC from July 2010, and resigned as a director and as the Chief Operating Officer of CLC in April 2016. Between October 2009 and July 2010, Mr. O’Donnell developed the Franchise Marketing Tool (FMT), an essential component of the Bricks 4 Kidz® franchise model. He began his career in 1994 when he developed and launched a computer education program for children called Computer Kids Unlimited in Pittsburgh. Between May 2000 and October 2009 Mr. O’Donnell was the Director of Franchise Operations for The Whole Child Learning Company, a franchisor of children’s educational services, where he was responsible for the oversight of all daily operational activities, franchisee training and ongoing franchisee support.

BOARD STRUCTURE

The Board is currently composed of the following four directors:  Charles Grant, Joseph Marucci, JoyAnn Kenny-Charlton and Michael Gorin.  The Board has concluded that each of the current directors is independent, as defined in Section 803 of the listing standards of the NYSE MKT.

Executive Committee

In December 2015, the Company established an Executive Committee, which is currently composed of the following directors: Charles Grant, Michael Gorin and JoyAnn Kenny-Charlton. A current copy of the Executive Committee’s charter can be found on the Company’s website, www.creativelearningcorp.com.

Audit Committee

The Board has established an Audit Committee, which is currently composed of the following directors: Charles Grant, Joseph Marucci and Michael Gorin. The following Company directors are considered “financial expert” as that term is defined in the regulations of the Securities and Exchange Commission: Charles Grant and Joseph Marucci. The Company’s audited financial statements for the fiscal year ended September 30, 2016, were reviewed by management and an independent auditor, Hancock Askew & Co. LLP, before being included in the Company’s annual report for that fiscal year.

A current copy of the Audit Committee’s charter can be found on the Company’s website, www.creativelearningcorp.com.

Compensation Committee

In December 2015, the Company established a Compensation Committee, which was originally composed of the following directors: JoyAnn Kenny-Charlton, Joseph Marucci and Michelle Cote. Prior to that, compensation decisions were made by the full Board. Ms. Cote no longer serves as a director and, therefore, is no longer a member of the Compensation Committee.

The purpose of the Compensation Committee is to carry out the powers and authority of the Board in the management of the business and affairs of the Company relating to the review and determination of executive compensation. The Compensation Committee has the responsibilities (i) to review and approve goals and objectives relating to the compensation of the Company’s Chief Executive Officer and to approve the compensation of the Chief Executive Officer; (ii) to approve and make recommendations to the Board regarding all other executive officer compensation; (iii) to review, approve, and, when appropriate, recommend to the Board or stockholders for approval, incentive compensation plans and equity-based plans; (iv) to review, approve, and, when appropriate, recommend to the Board any employment agreements and any severance arrangements or plans; and (v) to review director compensation for service on the Board and its committees at least once per year and recommend changes to the Board. The Compensation Committee has the authority to, and is required to, retain outside advisors in reviewing director compensation, but is not required to rely on the advice of the outside advisors. During the fiscal year ended September 30, 2016, the Compensation Committee did not use outside compensation consultants to determine or recommend any amount or form of executive or director compensation.

The Compensation Committee may invite members of management to its meetings as it deems appropriate. However, the Committee must meet regularly without members or management present, and in all cases the Chief Executive Officer and any other officers may not be present at meetings at which their compensation or performance is discussed or determined.

A current copy of the Compensation Committee’s charter can be found on the Company’s website, www.creativelearningcorp.com.

Director Attendance at Annual and Board Meetings

The Board held at least ten meetings during the fiscal year ended September 30, 2016. The Company did not hold an annual meeting of shareholders during that fiscal year. The Board’s committees held meetings as follows:

Committee	Number of Meetings Held for the Fiscal Year Ended September 30, 2016
Executive Committee	4
Audit Committee	20
Compensation Committee	0

Director Nominees

The Board does not have a nominating committee.  The full Board is responsible for overseeing the selection of persons to be nominated to serve on the Board. The Board believes that it is desirable for such decisions to be made by the entire Board. The Board does not have a formal policy on Board candidate qualifications. The Board may consider those factors it deems appropriate in evaluating director nominations made either by the Board or stockholders, including judgment, skill, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members, and specialized knowledge or experience. Depending upon the current needs of the Board, certain factors may be weighed more or less heavily. In considering candidates for the Board, the directors evaluate the entirety of each candidate’s credentials and do not have any specific minimum qualifications that must be met. “Diversity,” as such, is not a criterion that the Board considers. The directors will consider candidates from any reasonable source, including current Board members, stockholders, professional search firms or other persons. The directors will not evaluate candidates differently based on who has made the recommendation.

Chairman and Chief Executive Officer Roles

The Board believes that effective corporate governance is best accomplished if the roles of Chairman of the Board and Chief Executive Officer are separated. The Board believes that separating these two positions allows each person to focus on his or her individual responsibilities, which is essential in the current business and economic environment. Under this structure, the Company’s Chief Executive Officer can focus his attention on the day-to-day operations and performance of the Company and implementing its long-term strategic plans. At the same time, the non-executive Chairman of the Board can focus his attention on longer-term strategic issues, setting the agenda for, and presiding at, Board meetings, working collaboratively with other Board members, and providing insight and guidance to the Chief Executive Officer.

The Role of the Board in Risk Oversight

While the Board is ultimately responsible for risk oversight at the Company, the Audit and Compensation Committees assist the Board in fulfilling its oversight responsibilities in specific areas of risk. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Company’s Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to management of risks arising from compensation policies and programs.

Communication with the Board of Directors

The Company’s stockholders and other interested parties may send written communications directly to the Board or to specified individual directors, including the Chairman or any other non-management directors, by sending such communications to the Company’s corporate headquarters. Such communications will be reviewed by the Company’s outside legal counsel and, depending on the content, will be:

•

forwarded to the addressees or distributed at the next scheduled board meeting;

•

if they relate to financial or accounting matters, forwarded to the audit committee or distributed at the next scheduled audit committee meeting;

•

if they relate to executive officer compensation matters, forwarded to the compensation committee or discussed at the next scheduled compensation committee meeting;

•

if they relate to the recommendation of the nomination of an individual, forwarded to the full Board or discussed at the next scheduled Board meeting; or

•

if they relate to the Company’s operations, forwarded to the appropriate officers of the Company, and the response or other handling of such communications reported to the Board at the next scheduled board meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below presents certain information as of December 8, 2016 regarding shares of common stock held by: (1) each stockholder known by us to be the beneficial holder of more than 5% of our common stock; (2) each of our directors; (3) each of our named executive officers; and (4) all of our directors and executive officers as a group. Unless otherwise indicated, each owner has sole voting and investment powers over their shares of Common Stock, and the address of each owner listed is c/o the Company, 701 Market Street, Suite 113, St. Augustine, Florida 32095.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares		Percent of Class
Brian Pappas	1,851,679	(1)	15.7%
Michelle Cote	1,401,700	(2)	11.7%
Rod Whiton	498,501		4.2%
Joseph Marucci	55,083		0.5%
Michael Gorin	43,000		0.4%
Charles Grant	—		—
JoyAnn Kenny-Charlton	—		—
Christian Miller	—		—
All officers and directors as a group	1,998,284		16.7%

———————

(1)

According to the Schedule 13D, filed by Mr. Pappas, Christine Pappas, FranVentures and the individuals proposed by Mr. Pappas for election to the Board on December 9, 2016, as amended on December 12, 2016, Mr. Pappas shares dispositive power with FranVentures and Christine Pappas with regard to 1,838,429 shares. Mr. Pappas has sole dispositive power with regard to 13,250 shares.

(2)

Ms. Cote’s shares are held of record by Cote Trading Company, LLC, a limited liability company controlled by Ms. Cote.

EXECUTIVE AND DIRECTOR COMPENSATION

The following identifies the elements of compensation for the fiscal years ended September 30, 2016 and 2015 with respect to the Company’s “named executive officers,” which term is defined by Item 402 of the SEC’s Regulation S-K to include (i) all individuals serving as the Company’s principal executive officer at any time during fiscal year 2016, (ii) the Company’s two most highly compensated executive officers other than the principal executive officer who were serving as executive officers at the end of the most recent fiscal year and whose total compensation (excluding nonqualified deferred compensation earnings) exceeded $100,000, and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to the foregoing item (ii) but for the fact that the individual was not serving as an executive officer of the Company at the end of the most recent fiscal year. The Company’s named executive officers for fiscal year 2016 are Rod Whiton, who has served as Interim Chief Executive Officer since July 22, 2015; Brian Pappas, who served as Chief Executive Officer until his removal on July 22, 2015; Michelle Cote, who has served as President since July 22, 2015; Dan O’Donnell, who served as Chief Operating Officer and Director until his resignation on April 6, 2016; and Christian Miller, who has served as Chief Financial Officer since July 5, 2016.

The Company has not entered into employment agreements with any of its named executive officers. The Company does not provide its officers or employees with pension, stock appreciation rights, long-term incentive or other plans. The Company does not have a defined benefit, pension, profit sharing plan but does offer a 401(k) plan.

Summary Compensation Table

The following table shows the compensation paid or accrued to the Company’s named executive officers during the fiscal years ended September 30, 2016 and 2015.

Name and Principal Position	Fiscal Year Ended September 30	Salary (1)	All Other Compensation (3)	Total
Rod Whiton	2016	—	—	—
Interim Chief Executive Officer	2015	—	—	—
Michelle Cote	2016	$88,000	—	$88,000
President	2015	$102,000	$47,840	$149,840
Christian Miller (2)	2016	$24,635	—	$24,635
Chief Financial Officer	2015	—	—	—
Brian Pappas (4)	2016	$10,675.65	—	$10,675.65
Former Chief Executive Officer	2015	$138,000	$150,524	$288,524
Dan O’Donnell (5)	2016	$72,000	$32,275	$104,275
Former Chief Operating Officer	2015	$138,000	$72,120	$210,120

———————

(1)

The dollar value of base salary (cash and non-cash) earned.

(2)

Christian Miller became the Chief Financial Officer in July of 2016.

(3)

All other compensation: In January 2014 the Company established a 401(k) plan and instituted a dollar-for-dollar Company match of employee contributions, up to 4% of employee wages.

During the fiscal years ended September 30, 2016 and 2015, the Company contributed $0 and $4,840, respectively, to the 401(k) account of Ms. Cote. In addition, Ms. Cote also received commissions and consulting fees indirectly through her controlled entity, MC Logic, LLC, in the amounts of $0 and $43,000 for the fiscal years ended September 30, 2016 and 2015, respectively. Approximately 29% and 0% of the total 2015 and 2016 compensation, respectively, for Ms. Cote represents commissions and consulting fees paid to MC Logic, LLC.

During the fiscal years ended September 30, 2016 and 2015, the Company contributed $0 and $8,166, respectively, to the 401(k) account of Mr. Pappas. In addition, Mr. Pappas also received commissions and consulting fees indirectly through his controlled entity, FranVentures, LLC, in the amounts of $0 and $142,358 for the fiscal years ended September 30, 2016 and 2015, respectively. Approximately 49% and 0% of the total 2015 and 2016 compensation, respectively, for Mr. Pappas represents commissions and consulting fees paid to FranVentures, LLC.

During the fiscal years ended September 30, 2016 and 2015, the Company contributed $0 and $6,620, respectively, to the 401(k) account of Mr. O’Donnell. In addition, Mr. O’Donnell also received commissions and consulting fees indirectly through his controlled entity, Leap Ahead Learning Company, in the amounts of $32,275 and $65,500 for the fiscal years ended September 30, 2016 and 2015, respectively. Approximately 31% and 31% of the total 2015 and 2016 compensation, respectively, for Mr. O’Donnell represents commissions and consulting fees paid to Leap Ahead Learning Company.

(4)

Brian Pappas was removed from his position as Chief Executive Officer on July 22, 2015.

(5)

Dan O’Donnell resigned as Chief Operating Officer on April 6, 2016.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding outstanding equity awards (consisting of option awards) held by each of the Company’s named executive officers as of September 30, 2016.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Rod Whiton	—	—	—	—
Brian Pappas	—	—	—	—
Michelle Cote	—	—	—	—
Christian Miller	—	—	—	—
Dan O’Donnell	25,000	—	$0.60	12/31/15
	20,000	—	$1.55	12/31/16

Director Compensation

The Company does not compensate its directors that are classified as non-independent. The Company has approved a policy of compensating its independent directors as follows: $1,000 for each in-person Board or committee meeting attended; $500 for each telephonic Board or committee meeting attended; and, if they are required to travel to attend Board or committee meetings, the Company reimburses their reasonable travel expenses. The independent directors were not compensated for their services in the fiscal year ended September 30, 2016.

Compensation Committee Interlocks and Insider Participation

For a portion of the fiscal year ended September 30, 2015, the Company did not have a Compensation Committee, and compensation decisions were made by the full Board, including the Company’s executive officers who served on the Board (Michelle Cote, who served on the Board until October 18, 2016, Dan O’Donnell, until his resignation in April 2016, and Brian Pappas, until his removal in July 2015).  Mr. O’Donnell served on the board of directors of AudioFlix, Inc., a company managed and controlled by Brian Pappas, from its inception until his resignation on November 30, 2015 (approximately two years). During that period, Mr. O’Donnell was not actively involved in the management or oversight of AudioFlix, Inc.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the years ended September 30, 2016 and 2015, the Company incurred the following related party consulting fees and commissions:

	Commissions and Consulting Fiscal Year Ending September 30
Related Party	2016	2015
FranVentures, LLC (owned by Brian Pappas)(1)	$—	$142,358
MC Logic, LLC (owned by Michelle Cote)(2)	—	43,000
Leap Ahead Learning Company (owned by Dan O’Donnell)(3)	32,275	65,500
Bottom Line Group (4)	—	156,752
Jeffery Call and J. Ball Group LLC (5)	—	86,255
Jacqueline Pappas-Ball (6)	—	6,072
Total	$32,275	$499,937

———————

(1)

Brian Pappas is a former director and former chief executive officer of the Company. Mr. Pappas is the Managing Director and a minority owner of FranVentures. FranVentures received a 5% commission on BFK franchise sales by the Company prior to April 8, 2015. There was no related party payable at September 30, 2016 and 2015 respectively. Not included above are travel and expense charges for Mr. Pappas for the twelve months ending September 30, 2016 and 2015, respectively of approximately $0 and $35,400. The wife of Mr. Pappas, Christine Pappas, was the human resources and payroll manager for the Company with compensation for the fiscal periods ended September 30, 2016 and 2015, respectively, of approximately $0 and $48,000. At August 6, 2015, Christine Pappas was no longer employed by the Company and did not receive compensation subsequent to her leaving employment with the Company. Not included above are expense reimbursements for Christine Pappas for the twelve months ended September 30, 2016 and 2015 of approximately $0 and $3,000, respectively.

Payments made to FranVentures (related party) during the fiscal year ended September 30, 2015, were processed as follows: (1) payments reported through the Company’s accounts payable system, requiring a Form 1099, of approximately $76,000, which monthly payments were discontinued April 15, 2015 and (2) payments reported through the Company’s payroll system and reported on Form W-2, with all appropriate federal and state deductions, of approximately $66,000.

(2)

MC Logic, LLC (“MC Logic”) is 100% owned by Michelle Cote, who is the Company’s President and Secretary and a former director and founder of the Company. Not included above are travel and expense reimbursements paid of approximately $0 and $4,600, respectively, for the twelve month periods ended September 30, 2016 and 2015. There was no related party payable at September 30, 2016 and 2015, respectively. During the quarter ended December 31, 2013, the Company made a non-interest bearing loan in the amount of $125,000 to MC Logic. Later in that same quarter, management determined that the loan could be deemed a violation of Section 13(k) of the Exchange Act and Section 402 of the Sarbanes-Oxley Act and immediately sought repayment in full of the loan. MC Logic promptly repaid the entire amount of the loan before the end of the fiscal quarter ended December 31, 2013. Subsequent to the end of fiscal year 2015, the Company has recorded a related party receivable of $7,500 which resulted from activities that occurred in 2016. The receivable is a net amount due resulting from pre-approved activities at an MC Logic Sew Fun Franchise location, which involved using the space for initial evaluation of a potential new franchise concept and for the Company’s use of the location to consider taking the Sew Fun franchise as a company store. During this time, MC Logic had been reimbursed for expended funds and had tendered to the Company certain revenues. The Company later changed strategy, resulting in the reversal of reimbursements to MC Logic and the return of revenues to MC Logic. The net result was $10,217.73 due from MC Logic. MC Logic paid the balance in June of 2016.

Payments made to MC Logic (related party) during the fiscal year ended September 30, 2015, were processed as follows: (1) payments reported through the Company’s accounts payable system, requiring a Form 1099, of approximately $24,000, which payments were discontinued April 15, 2015, and (2) payments reported through the Companies payroll system and reported on Form W-2, with all appropriate federal and state deductions, of approximately $19,000, which payments were discontinued effective January 1, 2016.

Shortly prior to the replacement of Brian Pappas as Chief Executive Officer of the Company in July 2015, Mr. Pappas caused the Company to issue a Sew Fun Studios local territory to MC Logic to assist in the development and possible improvement of that franchise concept. MC Logic was granted the territory with no franchise fee, royalty fee obligation, or marketing fee obligation. This territory was one of the original 12 granted at the start of the business concept. After completing all of the training, development, and signatory requirements necessary to become operational, the franchise became active on July 10, 2015. The Company has entered into an arrangement with MC Logic under which MC Logic has agreed to pay the standard Sew Fun Studios monthly royalty fee due for this territory effective June 1, 2016, and MC Logic is current on those payments.

(3)

Leap Ahead Learning Company (“Leap Ahead”) is 100% owned by Dan O’Donnell, who was a director and the Chief Operating Officer of the Company until his resignation on April 6, 2016. Until April 15, 2015, the Company had paid Leap Ahead $5,000 per month for consulting services provided through Mr. O'Donnell. Not included above are travel and expense reimbursements paid of approximately $4,000 and $79,000, respectively for the twelve month periods ended September 30, 2016 and 2015. The related party payable was approximately $2,275 and $0, respectively at September 30, 2016 and 2015.

Payments made to Leap Ahead (related party) during the fiscal years ended September 30, 2016 and September 30, 2015, were processed as follows: (1) monthly payments reported through the Company’s accounts payable system, requiring a Form 1099, of approximately $38,000 in the aggregate during the fiscal year ended September 30, 2015, which monthly payments were discontinued April 15, 2015, and (2) the base pay of Mr. O’Donnell was adjusted to include the consulting fee, which was reported on Form W-2, with all appropriate federal and state deductions, of approximately $30,000 and $27,500, respectively, in the fiscal years ended September 30, 2016 and 2015.

In addition, all franchisees pay fees directly to Leap Ahead for set-up and monthly support of a Franchise Management Tool (“FMT”). The set-up fee is a one-time charge of $250 for domestic and Canadian franchisees and a range of $250 to $3,000 for international franchisees. The monthly support fee, for all franchisees, is $75 which amounts reflect support services provided to the franchisees pursuant to the franchise agreements. In addition, all domestic franchisees that wish to accept credit card payments must be set-up for processing credit cards through a third-party servicer, authorize.net. Leap Ahead receives a monthly administrative fee of $7.95 for each franchisee using the credit card processing services of authorize.net. Leap Ahead is the broker and administrator on behalf of authorize.net.

(4)

Bottom Line Group is owned by Jeff Pappas, a brother to Brian Pappas. The Business Consulting and Development Agreement between Bottom Line Group and the Company was terminated on September 25, 2015. Bottom Line Group served as one of the Company’s brokers in the sale of franchises. Payments to Bottom Line Group include commissions and consulting fees reflected in the table above. Not included above are travel and expense reimbursements paid of approximately $0 and $23,000, respectively for the twelve months ended September 30, 2016 and 2015. There was no related party payable at September 30, 2016 and 2015 respectively. Not included in the related party schedule above are payments made to Michael Pappas (son to Jeff Pappas). The Business Consulting and Development Agreement between Michael Pappas and the Company has been terminated effective September 26, 2015. Payments made to Michael Pappas in the twelve months ended September 30, 2016 and 2014 were approximately $0 and $15,700, respectively.

Payments made to Bottom Line Group (related party) during the fiscal year ended September 30, 2015, were processed as follows: (1) consulting payments reported through the Company’s accounts payable system, requiring a Form 1099, of approximately $63,000, and (2) commission payments reported through the Company’s accounts payable system requiring a Form 1099, of approximately $93,000. The business consulting and development agreement with Bottom Line Group, LLC was terminated on September 25, 2015.

(5)

J. Ball Group LLC is owned by Jeffery Ball, a son-in-law to Brian Pappas. The Independent Contractor Agreement between Jeffrey Ball and J Ball Group, LLC and the Company was terminated on September 30, 2015. J. Ball Group LLC served as one of the Company’s brokers in the sale of franchises. Payments reflected in the table above include commissions and consulting fees. Not included above are travel and expense reimbursements paid of approximately $0 and $12,700, respectively for the twelve months ended September 30, 2016 and 2015. There was no related party payable at September 30, 2016 or 2015. In January 2015, Jeffery Ball formed J. Ball Group LLC, which in these disclosures have been presented as one business activity with amounts paid to either entity combined.

Payments made to Jeffery Ball and J. Ball Group, LLC (related party) during the fiscal year ending September 30, 2015, were processed as follows: (1) consulting payments reported through the Company’s accounts payable system, requiring a Form 1099, of approximately $31,000, and (2) commission payments reported through the Company’s accounts payable system requiring a Form 1099, of approximately $55,000. The independent contractor agreement with Jeffery Ball and J Ball Group, LLC was terminated on September 30, 2016.

(6)

Jacqueline Pappas-Ball, is a daughter to Brian Pappas. The consulting relationship between Jacqueline Pappas-Ball and the Company was ended on September 30, 2015. Ms. Pappas-Ball provided social media marketing and development. She also provided support in the development of photo and video presentation for the social media environment. Payments reflected in the table above include consulting fees. Not included above are expense reimbursements paid of approximately $0 and $500 for the twelve months ended September 30, 2016 and 2015, respectively.

Payments made to Jacqueline Pappas-Ball (related party) during the fiscal year ending September 30, 2015, were processed as consulting payments reported through the Company’s accounts payable system, requiring a Form 1099, of approximately $6,000. The working relationship with Ms. Pappas-Ball was ended during the fourth quarter of fiscal year 2015.

Review, Approval or Ratification of Related Party Transactions

Transactions between the Company and a director or executive officer or his or her immediate family members are subject to review and approval by the Audit Committee or, in the absence of disinterested members of the Audit Committee, by the disinterested members of the Board.  The Charter of the Audit Committee adopted by the Board in April 2015 states that the duties and responsibilities of the Audit Committee include reviewing, approving and overseeing any transaction between the Company and any related person (as defined in Item 404 of Regulation S-K) and any other potential conflict of interest situations on an ongoing basis, and developing policies and procedures for the Audit Committee’s approval of related party transactions.  More information regarding the Audit Committee can be found under the heading “Audit Committee.”

On March 18, 2015, the Board approved a Code of Ethics that includes a conflicts of interest policy, pursuant to which directors and executive officers are required to seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee or, in the absence of disinterested members of the Audit Committee, from the disinterested members of the Board of Directors.  The Code of Ethics provides that a conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole.  A conflict of interest can arise when an employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively.  Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.  For purposes of the Code, “family member” includes a person’s spouse, parents, children and siblings, whether by blood, marriage (including “in-law” relationships) or adoption, and anyone residing in the person’s home, other than domestic employees.  The Code of Ethics further provides that loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances.  Loans by the Company to, or guarantees by the Company of obligations of, any director or executive officer or their family members are expressly prohibited under the Code of Ethics.

The Audit Committee has adopted written policies and procedures for approval of related party transactions.  Pursuant to these policies and procedures, in determining whether to approve or ratify a related party transaction, the Audit Committee (or, if applicable, the Board) will take into account, among other factors it deems appropriate, (1) the nature of the transaction and the costs incurred by the Company or payments made to the Company, (2) the benefits associated with the transaction and whether comparable or alternative products or services are available from unaffiliated third parties on similar terms, (3) the significance of the transaction to the Company and the related party, (4) management’s determination as to whether the transaction is in the Company’s best interests and (5) whether the transaction is on terms no less favorable to the Company than terms generally available from an unaffiliated third party under the same or similar circumstances.

In addition, on January 5, 2016, the Company established a new policy that no Company employee, employee’s friends or employee’s family members will be paid commissions or consulting fees.  Any extenuating or existing circumstances must be approved by the independent directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During 2015, all of our directors, executive officers and greater than 10% stockholders complied in a timely manner with the filing requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended. In making this statement, we relied solely on the written representations of our directors and executive officers and copies of the reports that have been filed with the SEC.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Since the Company did not hold an annual meeting of stockholders in the previous year, Rule 14a-8 of the Exchange Act provides that proposals of stockholders intended to be presented at the Company’s next annual meeting of stockholders (the “Next Annual Meeting”), in order to be included in the Company’s proxy statement and the form of proxy for the Next Annual Meeting, must be delivered to the Company’s principal executive officers a reasonable time before the Company begins to print and send its proxy materials for the Next Annual Meeting. As of the date hereof, the Company has not announced publicly the date of the Next Annual Meeting.

Under the Bylaws, any stockholder intending to present any proposal (other than a proposal made by, or at the direction of, the Board) at the Next Annual Meeting, must give written notice of that proposal to the Company’s Secretary not less than ninety days nor more than one hundred and twenty days prior to the first anniversary of the preceding year’s annual meeting of stockholders or, if there was no annual meeting held in the preceding year or if the date of the current year’s annual meeting is not within thirty days before or after such anniversary, by the close of business on the tenth day following the day on which public announcement of the date of the current year’s annual meeting is first made. As of the date hereof, the Company has not announced publicly the date of the Next Annual Meeting and has not previously held an annual meeting of stockholders. Therefore, we are unable to provide a date by which a proposal not intended to be included in the Company’s proxy materials for the Next Annual Meeting must be received by the Company to be considered timely under the Bylaws.

The information set forth above regarding the procedures for submitting stockholder proposals for consideration at the Company’s next annual meeting of stockholders is based on information contained in the Company’s Bylaws.

ACCESS TO ANNUAL REPORT AND OTHER DOCUMENTS

This Consent Revocation Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016, may be viewed online at www.sec.gov, pursuant to the EDGAR system. The Company has established Corporate Governance Guidelines and a Code of Business Conduct and Ethics. In addition, each of the Executive, Audit and Compensation Committees of the Board acts under a written charter. All of these documents may be viewed online on the Company’s website at www.creativelearningcorp.com. In addition, these documents are available in print to any stockholder who requests them by writing to Investor Relations at the Company’s headquarters.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF CONSENT REVOCATION MATERIALS

The consent revocation materials for the Company’s solicitation of consent revocations, including this Consent Revocation Statement, are available over the Internet on our website at www.creativelearningcorp.com.  Information on the Company’s website does not constitute part of the Company’s consent revocation materials.

OTHER MATTERS

The only matters for which the participants intend to solicit revocations of consents are set forth in this Consent Revocation Statement. However, if consents are solicited by Mr. Pappas or any other person on any other matter, the participants may determine that it is in the best interests of the Company and its stockholders to solicit revocations of consents with respect to such additional matters.

IMPORTANT

The Board urges you NOT to return any white consent card solicited from you by Mr. Pappas. If you have previously returned any such consent card you have every right to revoke your consent. Simply complete, sign, date and mail the enclosed GOLD Consent Revocation Card in the postage-paid envelope provided, whether or not you previously returned the white consent card.

For additional information or assistance, please call our soliciting agent, MacKenzie Partners at (800) 322-2885.

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THIS CONSENT REVOCATION SOLICITATION

Transactions in the Common Stock during the Past Two Years

A list of all acquisitions and dispositions of the Common Stock made during the last two years by persons who are or may be deemed participants in the Company’s solicitation of consent revocations is attached as Annex A to this document.

Other Contracts, Arrangements and Understandings with Participants

Except as otherwise set forth in this Consent Revocation Statement, to the best of the Company’s knowledge: (i) none of the participants in the Company’s solicitation of consent revocations is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; and (ii) neither any of the participants nor any of their respective associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

Beneficial Ownership of the Common Stock by Associates of Participants

To the best of the Company’s knowledge, none of the participants in the Company’s solicitation of consent revocations has any “associates” (as defined in Rule 14a-1 under the Exchange Act) who beneficially own any shares of the Common Stock.

Beneficial Ownership of Securities of the Company’s Subsidiaries

To the best of the Company’s knowledge, none of the participants in the Company’s solicitation of consent revocations beneficially owns, directly or indirectly, any securities of any parent or subsidiary of the Company.

REQUESTS FOR CERTAIN DOCUMENTS

You may obtain without charge the Company’s Form 10-K for the fiscal year ended September 30, 2016, or any of the other corporate governance documents referred to in this Consent Revocation Statement by writing to the Corporate Secretary of the Company at 701 Market Street, Suite 113, St. Augustine, Florida 32095 or calling MacKenzie Partners.  These documents also are available on the SEC’s website at www.sec.gov or on the Company’s websites at www.creativelearningcorp.com.

Annex A

RECENT TRADING HISTORY OF PARTICIPANTS IN THIS CONSENT REVOCATION SOLICITATION

The following is a list of all purchases and sales of our Common Stock made during the last two years by persons who are or may be deemed participants in our solicitation of revocations of consent.

Participant	Shares Acquired	Shares Disposed	Date
Joseph Marucci	750		3/3/2015
Joseph Marucci	1,000		4/1/2015

A-1

GOLD CONSENT REVOCATION CARD

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CREATIVE LEARNING CORPORATION

The undersigned, a record holder of shares of common stock, par value $0.0001 per share (the “Common Stock”), of Creative Learning Corporation (the “Company”), acting with respect to all shares of the Company’s Common Stock held by the undersigned at the close of business on December 9, 2016, hereby acts as follows concerning the proposals of FranVentures set forth below.

THE BOARD OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES IN ALL PROPOSALS BELOW.

☒	PLEASE MARK CONSENT REVOCATION AS IN THIS EXAMPLE
PROPOSAL 1:

Proposal made by FranVentures to remove all four current members of the Board: Michael Gorin, Charles Grant, JoyAnn Kenny-Charlton and Joseph Marucci, and any person (other than those elected by this consent solicitation) elected or appointed to the Board to fill any vacancy on the Board or any newly created directorships on or after December 9, 2016 and prior to the effective date of these proposals.

☐ YES, REVOKE MY CONSENT ☐ NO, DO NOT REVOKE MY CONSENT
INSTRUCTION:

IF YOU WISH TO REVOKE CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #1, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU WANT TO BE REMOVED IN THE FOLLOWING SPACE:

PROPOSAL 2:

Proposal made by FranVentures to elect Walter Ramsley, Mark D. Shaw and David K. Waldman as directors to fill the resulting vacancies on the Board (or, if any such nominee is unable or unwilling to serve as a director of the Company, any other person designated as a nominee by the remaining nominee or nominees).

☐ YES, REVOKE MY CONSENT ☐ NO, DO NOT REVOKE MY CONSENT
INSTRUCTION:

IF YOU WISH TO REVOKE CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #2, BUT NOT ALL OF THEM, CHECK THE “YES REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH CANDIDATE YOU WANT TO BE ELECTED IN THE SPACE PROVIDED BELOW. PROPOSAL #2 IS SUBJECT TO THE ADOPTION OF PROPOSAL #1 IN WHOLE OR IN PART AND THE REMOVAL OF ONE OR MORE MEMBERS OF THE BOARD PURSUANT TO PROPOSAL #1 OR THE RESIGNATION OF ONE OR MORE MEMBERS OF THE BOARD.

THE BOARD OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES ON ALL PROPOSALS SET FORTH HEREIN.

UNLESS OTHERWISE INDICATED ABOVE, THIS REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSALS SET FORTH HEREIN.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING, DATING AND DELIVERING THIS REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL OF THE PROPOSALS SET FORTH HEREIN.

THE UNDERSIGNED HEREBY AFFIRMS THAT THE SHARES REPRESENTED HEREBY WERE HELD OF RECORD ON DECEMBER 9, 2016.

IN ORDER FOR YOUR CONSENT REVOCATION TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Dated: ______________, 2017

Print Name:
Signature (Title, if any):
Signature (if held jointly):
Name and Title or Authority (if applicable):

Please sign in the same form as name appears hereon. Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.

REVOKE YOUR CONSENT BY MAIL

Please mark, sign and date your Gold Consent Revocation Card and return it in the postage-paid envelope provided or return it to: MacKenzie Partners, 105 Madison Avenue, New York, New York 10016.